FPRESS RELEASE                Source: Integrated Healthcare Holdings Inc.

INTEGRATED HEALTHCARE HOLDINGS INC. AGREES TO ACQUIRE FOUR TENET HOSPITALS IN ORANGE COUNTY

Thursday September 30, 7:01 pm ET

HOSPITAL SERVICES TO REMAIN UNCHANGED

COSTA MESA, Calif.--(BUSINESS WIRE)--Sept. 30, 2004--Integrated Healthcare Holdings Inc. (IHHI) (OTCBB:IHCH - News) of Costa Mesa announced today that it has agreed to acquire four hospitals located in Orange County, Calif., from Tenet Healthcare Corp. The four hospitals are: 280-bed Western Medical Center - Santa Ana; 188-bed Western Medical Center - Anaheim; 114-bed Chapman Medical Center in Orange; and 178-bed Coastal Communities Hospital in Santa Ana.

The net purchase price is approximately $70 Million, subject to closing adjustments. The purchase is expected to close on Nov. 30, 2004, subject to customary closing conditions, including regulatory approvals.

These hospitals offer a variety of services, including emergency rooms, cancer centers, women's health, pediatrics and a variety of other acute care services. Integrated Healthcare Holdings intends to maintain and improve upon the services already provided at these important hospitals, including continuing the trauma center at Western Medical Center in Santa Ana.

Larry B. Anderson, president of IHHI, stressed the local ownership and management expertise IHHI brings to the community. "Our company was formed to bring financial stability, strong management and fresh ideas to deliver quality medical care to the communities we serve. As a locally based owner/operator, we are involved personally and professionally with the community and are committed to expanding and improving doctor and patient-driven care."

The company has agreed to offer employment to substantially all current employees who are in good standing and to provide comparable wages and benefits. Dan Brothman, currently chief executive officer of Western Medical Center, will join IHHI as senior vice president-operations in charge of all four hospitals. According to Anderson, "Dan's new role will ensure the continuing quality of care at these hospitals and the continuity of management as we move forward."

Century City-based law firm Hooper, Lundy & Bookman, Inc assisted in the health care transaction.

About Integrated Healthcare Holdings Inc.

Integrated Healthcare Holdings Inc. is a publicly traded company based in Costa Mesa. IHHI is led by a team of healthcare professionals skilled in the management and operation of successful acute care hospitals. The management team is committed to provide quality patient care; recruit, hire and retain the best employees; listen and respond to the needs of patients, employees and physicians; and ensure that all stakeholders are involved in the decisions which affect them.

This press release contains forward-looking statements. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those discussed or projected. Statements in this press release regarding the business of Integrated Healthcare Holdings Inc., which are not historical in nature, are "forward-looking statements" that involve risks and uncertainties. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such expectations will prove to have been correct. Actual results may differ materially from those anticipated, estimated, or projected in the forward-looking statements due to risks and uncertainties, including those discussed in our Annual Report on Form 10-KSB under the caption "Risk Factors." Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of their dates.


Contact:
     Waters & Faubel for Integrated Healthcare Holdings Inc.
     Meg Waters, 949-768-1600
     Cell: 949-584-4977

Source: Integrated Healthcare Holdings Inc.